SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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MICROFINANCIAL INCORPORATED
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16 New England Executive Park, Suite 200

Burlington, Massachusetts 01803

April 11, 2013

Dear Stockholder:

I am pleased to invite you to the 2013 Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, which will be held on Thursday, May 9, 2013, at 10:00 a.m., at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts.

The accompanying Notice of Special Meeting of Stockholders and proxy statement describe the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Special Meeting are the election of two directors for three-year terms, a non-binding advisory vote on the compensation of our named executive officers, a non-binding vote relating to the frequency of conducting future advisory votes on executive compensation, and the ratification of the selection of independent auditors for 2013.

I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

Very truly yours,

Fritz von Mering

Non-Executive Chairman

MicroFinancial Incorporated

16 New England Executive Park, Suite 200

Burlington, Massachusetts 01803

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

IN LIEU OF ANNUAL MEETING

To Be Held May 9, 2013

The Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, a Massachusetts corporation (“MicroFinancial”), will be held Thursday, May 9, 2013, at 10:00 a.m., at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts for the following purposes:

1.	To elect the two directors named in MicroFinancial’s proxy statement for three-year terms.

2.	To conduct an advisory vote on the compensation of MicroFinancial’s named executive officers.

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To ratify the selection of McGladrey LLP as independent auditors for MicroFinancial for 2013.

5.	To transact such other business as may properly come before the Special Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting is the close of business on April 2, 2013. MicroFinancial’s transfer books will not be closed.

By Order of the Board of Directors,

RICHARD F. LATOUR

Secretary

Burlington, Massachusetts

April 11, 2013

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, USING THE RETURN ENVELOPE ENCLOSED WITH THE PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Notice of Internet Availability of Proxy Materials:

The Notice of Meeting, proxy statement and annual report to stockholders are available at www.microfinancial.com/proxyinfo/

MicroFinancial Incorporated

16 New England Executive Park, Suite 200

Burlington, Massachusetts 01803

Telephone 781-994-4800

2013 SPECIAL MEETING OF STOCKHOLDERS

IN LIEU OF ANNUAL MEETING

PROXY STATEMENT

GENERAL

The enclosed proxy is solicited by the Board of Directors (“MicroFinancial Board”) of MicroFinancial Incorporated (“MicroFinancial” or the “Corporation”) in connection with the Special Meeting of Stockholders in Lieu of Annual Meeting (the “Special Meeting”) to be held on May 9, 2013. This proxy statement and the enclosed proxy are first being sent to stockholders on or about April 11, 2013. The proxy will be voted at the Special Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted:

•	FOR the election of the two director nominees named in this proxy statement;

•	FOR the approval, on an advisory and non-binding basis, of the compensation of the Corporation’s named executive officers;

•	FOR “every one year” for the frequency of future advisory votes on executive compensation;

•	FOR the ratification of the selection of McGladrey LLP as our independent registered public accounting firm for fiscal year 2013; and

•	in accordance with the judgment of the proxy holders as to any other matters that may be properly brought before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to vote at the Special Meeting is the close of business on April 2, 2013. On this date, there were outstanding and entitled to vote 14,501,080 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), each of which is entitled to one vote on each matter to be voted on at the Special Meeting. The presence (in person or by proxy) of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Special Meeting. Abstentions, votes withheld and “broker non-votes” will be counted as present at the Special Meeting for purposes of determining whether there is a quorum. A “broker non-vote” occurs when a bank, broker or other nominee, holding shares for a beneficial owner, submits a proxy but does not vote on a particular matter because it has not received voting instructions on the matter from the beneficial owner and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

VOTING PROCEDURES

A plurality of votes of the shares of Common Stock represented at the Special Meeting is required to elect directors. In voting for the election of directors, stockholders may cast their votes in favor of a nominee or may withhold authority to vote, but votes against may not be specified. The affirmative vote of a majority of the votes cast at the Special Meeting is required to approve the non-binding proposal to approve the compensation of the Corporation’s named executive officers and to ratify the selection of auditors. The frequency with which future “say on pay” proposals are included in future proxy statements that receives a plurality of votes cast by the stockholders entitled to vote on the proposal at the Special Meeting will be considered the selection of the stockholders. If a broker’s authority to vote on a particular matter is limited, thus resulting in a broker non-vote, such broker non-vote will not be counted in determining the number of votes cast at the Special Meeting, and will have no effect on any of the proposals scheduled to be considered at the Special Meeting. Abstentions are likewise not considered votes cast and so will have no effect on such proposals.

A stockholder of record may revoke a proxy by delivering written notice of revocation to Richard F. Latour, Secretary of MicroFinancial, at the address set forth above, by filing a duly executed proxy bearing a later date, or by attending the Special Meeting in person, notifying the Secretary, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy. Stockholders who hold their shares in street name (i.e., through brokers or other nominees) will need to follow the instructions on their broker’s or other nominee’s voting instruction form to revoke any prior voting instruction. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of the shares to vote in person at the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 15, 2013 with respect to the beneficial ownership of Common Stock of each person known by the Corporation to be the beneficial owner of more than 5% of the 14,501,080 shares of Common Stock outstanding as of such date, each director and executive officer of the Corporation and all directors and executive officers of the Corporation as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Common Stock
Directors and Executive Officers
Torrence C. Harder(3)	1,636,287	11.3%
Peter R. Bleyleben.	1,458,466	10.1%
Brian E. Boyle(4)	1,489,811	10.3%
Richard F. Latour(5)	664,404	4.5%
Alan J. Zakon	234,204	1.6%
Fritz von Mering	138,140	1.0%
James R. Jackson, Jr.(6)	197,937	1.4%
Steven J. LaCreta(7)	71,057	*
Stephen Constantino(8)	77,283	*
Vartan Hagopian(9)	0	*
All directors and executive officers as a group (10 persons)	5,967,589	40.1%
Others
Austin W. Marxe(10)	1,542,372	10.6%
David M. Greenhouse (10) c/o AWM Investment Company, Inc.
527 Madison Avenue, Suite 2600
New York, New York 10022
Dimensional Fund Advisors LP(11)	726,717	5.0%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each officer and director of the Corporation is 16 New England Executive Park, Suite 200, Burlington, Massachusetts 01803.

(2)	Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(3)

Includes 123,683 shares of Common Stock held in trust for Mr. Harder’s daughter, Lauren E. Harder, over which Mr. Harder retains sole voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; 123,683 shares of Common Stock held in trust for Mr. Harder’s daughter,

Ashley J. Harder, over which Mr. Harder maintains voting and investment power as the sole trustee and for which Mr. Harder disclaims beneficial ownership; 276,045 shares of Common Stock owned by Entrepreneurial Ventures, Inc. over which Mr. Harder retains shared voting and investment power through his ownership in, and positions as President and Director of, Entrepreneurial Ventures, Inc.; and 400,000 shares owned by a limited liability company of which Mr. Harder is managing member, and the other members of which are trusts for the benefit of family members of Mr. Harder.

(4)	Includes 1,000 shares held directly by a family member, as to which Mr. Boyle disclaims beneficial ownership.

(5)	Includes 163,531 shares of Common Stock issuable upon the exercise of options granted to Mr. Latour, which vest on or before May 2, 2013. Excludes 35,405 shares of Common Stock underlying unvested restricted stock units with time-based vesting provisions and 18,785 shares of Common Stock underlying unvested restricted stock units with performance-based vesting provisions.

(6)	Includes 94,980 shares of Common Stock issuable upon the exercise of options granted to Mr. Jackson, which vest on or before May 2, 2013. Excludes 24,337 shares of Common Stock underlying unvested restricted stock units with time-based vesting provisions and 6,469 shares of Common Stock underlying unvested restricted stock units with performance-based vesting provisions.

(7)	Includes 56,805 shares of Common Stock issuable upon the exercise of options granted to Mr. LaCreta, which vest on or before May 2, 2013. Excludes 15,924 shares of Common Stock underlying unvested restricted stock units with time-based vesting provisions and 2,122 shares of Common Stock underlying unvested restricted stock units with performance-based vesting provisions.

(8)	Includes 53,032 shares of Common Stock issuable upon the exercise of options granted to Mr. Constantino, which vest on or before May 2, 2013. Excludes 15,511 shares of Common Stock underlying unvested restricted stock units with time-based vesting provisions and 2,075 shares of Common Stock underlying unvested restricted stock units with performance-based vesting provisions.

(9)	Excludes 5,298 shares of Common Stock underlying unvested restricted stock units with time-based vesting provisions and 1,325 shares of Common Stock underlying unvested restricted stock units with performance-based vesting provisions.

(10)	The number of shares and the following information is based upon information set forth in the amended Schedule 13G filed with the SEC on February 13, 2013 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), who are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”). AWM also serves as the general partner of MGP Advisers Limited Partnership (“MGP”) and the general partner of Special Situations Fund III QP, LP (“SSFQP”). AWM serves as the investment adviser to SSFQP. Of the 1,542,372 shares reported in the Schedule 13G as being beneficially owned by Marxe and Greenhouse, 290,191 shares are owned by Cayman and 1,252,181 shares are owned by SSFQP. Marxe and Greenhouse have shared power to vote and the shared power to dispose of all 1,542,372 shares.

(11)	The number of shares and the following information is based upon information set forth in the Schedule 13G filed with the SEC on February 11, 2013 by Dimensional Fund Advisors LP, an investment adviser registered under the Investment Advisors Act of 1940 (“Dimensional Advisors”). Dimensional Advisors furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Advisors or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Corporation that are owned by the Funds. However, all shares of common stock referenced in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Corporation’s directors and officers and persons who beneficially own more than ten percent (10%) of the Common Shares (each, a “Reporting Person”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Corporation pursuant to Section 16(a) of the Exchange Act. Brian Boyle, Terrence Harder and Alan Zakon, each of whom is a member of the Corporation’s Board of Directors, exercised expiring stock options for 50,000 shares each on November 16, 2012, for which Form 4’s were filed on January 7, 2013. Other than as described in the previous sentence, and based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Corporation pursuant to Rule 16a-3(e) of the Exchange Act during fiscal year ended December 31, 2012 and on written representations from Reporting Persons, the Corporation believes that each Reporting Person complied with all applicable filing requirements during its fiscal year ended December  31, 2012.

GOVERNANCE OF THE CORPORATION

Members of the Board of Directors and their Committee Assignments

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

DIRECTOR	AUDIT COMMITTEE		NOMINATING AND CORPORATE GOVERNANCE COMMITTEE		COMPENSATION AND BENEFITS COMMITTEE		CREDIT POLICY COMMITTEE		STRATEGIC PLANNING COMMITTEE
Peter R. Bleyleben								*		*
Brian E. Boyle		*		*	*	*		*		*
Torrence C. Harder		*					*	*		*
Richard Latour
Fritz von Mering	*	*		*		*			*	*
Alan Zakon			*	*		*				*

*	Member

**	Chairperson

Description of the Roles of the Committees

The Board of Directors has standing Audit, Nominating and Corporate Governance, Compensation and Benefits, Credit Policy and Strategic Planning Committees.

Audit Committee.    The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) compliance by the Corporation with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) performance of the Corporation’s independent auditors, and (5) the business practices and ethical standards of the Corporation. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Corporation’s independent registered public accounting firm, and the preparation of the audit committee report included in this proxy statement.

MicroFinancial is required by the rules of the SEC and the Nasdaq Stock Market to satisfy certain requirements with respect to its Audit Committee. In conformity with those requirements, the MicroFinancial Board has approved the Audit Committee’s written charter which may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Audit Committee are independent and financially literate within the meaning of SEC regulations, the listing standards of the Nasdaq Stock Market and the Corporation’s Corporate Governance Guidelines. The Board has determined that Mr. von Mering is qualified as an audit committee financial expert within the meaning of SEC regulations and that he meets the financial sophistication standards of the Nasdaq Stock Market.

The Audit Committee met five times during fiscal 2012.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the stockholders’ annual meeting, determine membership on the Board committees, recommend a set of Corporate Governance Guidelines, oversee annual self-evaluations by the Board and evaluate itself annually, and report annually to the Board on the Chief Executive Officer succession plan. The written charter of the Nominating and Corporate Governance Committee may be found on the Corporation’s web site at www.microfinancial.com.

All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Corporation’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee met four times during fiscal 2012.

Compensation and Benefits Committee.    The Compensation and Benefits Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Corporation’s directors and officers. The committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Corporation. The committee is also responsible for reviewing and recommending to the Board of Directors the executive compensation disclosure that is included in this proxy statement. The written charter of the Compensation and Benefits Committee may be found on the Corporation’s web site at www.microfinancial.com.

The committee has the sole authority to retain and terminate any legal counsel or compensation or other consultant to be used to assist in the evaluation of director or executive compensation and also has the sole authority to approve the consultant’s fees or other retention terms. The compensation committee periodically engages Mercer, Inc. (“Mercer”) to review the annual compensation of executive officers and make recommendations with respect to setting the appropriate targeted compensation levels. The committee engages Mercer directly and has sole authority to make decisions relating to that engagement. Mercer is not otherwise engaged to perform any other activities or services for MicroFinancial or its management. The committee is copied on all final work product developed, and receives copies of the final invoices from Mercer. Based on these factors, the committee is satisfied that Mercer is independent of management in evaluating and making recommendations with respect to executive compensation. See “Compensation Overview — Compensation Philosophy and Objectives” for more information on Mercer’s role.

The committee also has the authority, subject to ratification of the full Board, to adopt or amend certain equity compensation plans that are to be submitted to stockholders for approval, and any approval, amendment or termination of severance or change in control arrangements involving our directors or officers.

All of the members of the Compensation and Benefits Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Corporation’s Corporate Governance Guidelines.

The Compensation and Benefits Committee met five times during fiscal 2012.

Credit Policy Committee.    The Credit Policy Committee is appointed by the Board to discharge the Board’s responsibilities relating to oversight of the Corporation’s credit policies. The Committee has responsibility for approving and evaluating the Corporation’s policies and programs relating to customer credit scoring parameters, including industry segments, product lines, and overall strategic direction. The Committee will evaluate management’s recommendations consistent with those parameters, as established from time to time, and further as consistent with the Corporation’s legal and regulatory requirements.

Strategic Planning Committee.    The purpose of the Strategic Planning Committee is to support the Board in reviewing and assessing the long-range strategic objectives of the Corporation, and ensuring that the Corporation’s strategies, priorities and policies are consistent with the Corporation’s overriding goals of creating and building long-term sustainable value for its stockholders, and that the Corporation is carrying out its business in accordance with its values. These duties include providing guidance to management in the development of a long-term strategic (as opposed to operating) plan, assessing resource allocations decided by management for consistency with the long-term plan, reviewing the Corporation’s performance on major capital investment projects, and reviewing proposed significant changes in the business operations, new or discontinued lines of business, asset or stock purchases or other extraordinary transactions.

The Board’s Leadership Structure

Since 2002, the Corporation has separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two functions. The Chief Executive Officer sets, with the guidance of the Board of Directors, the strategic direction of the Corporation and is responsible for the day to day management and leadership of the Corporation. The non-executive Chairman is charged with coordinating the activities of the various Board committees, acting as a liaison between the Board and management, assisting the Chief Executive Officer in setting the agenda for meetings of the Board and presiding over meetings of the full Board and stockholders as well as over executive sessions of the Board. The Board determined that this separation of duties provides an appropriate structure for the Corporation since it separates the day to day management of the Corporation from its oversight.

At the Corporation’s 2012 stockholder meeting, Fritz von Mering became the Corporation’s non-executive Chairman, succeeding Peter Bleyleben. The Board of Directors also adopted a policy to rotate the chair position on a periodic basis among the non-executive directors in order to bring different perspectives and backgrounds to the Board’s leadership from time to time. In reviewing the policy during the first quarter of fiscal 2013, the Board determined to retain its current leadership structure for the time being, with Mr.  von Mering remaining as non-executive Chairman, and to evaluate the application of the rotation policy the following year.

The Board’s Role in Risk Oversight

The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on specific areas of material risk to the Corporation, including operational, financial, strategic, legal, and reputational risks. Either the full Board, or in the case of certain types of risk, an appropriate committee of the Board, receives reports from each of the executive officers of the Corporation in order to enable it to understand the Corporation’s risk identification, management and mitigation strategies. In particular, the Credit Committee of the Board oversees risks to the Corporation relating to the credit quality of its lease originations. The Audit Committee generally oversees financial risks relating to the Corporation including risks relating to the availability of credit under its credit facilities and interest rate risk relating to the use of those facilities. Where risk oversight is handled primarily by a committee of the Board, the chairman of the applicable committee makes regular reports to the full Board for discussion. It is the full Board’s responsibility to evaluate the totality of the risks facing the Corporation in combination.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation’s bylaws relating to stockholder nominations.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Non-Executive Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Corporation’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the long-term interests of the stockholders of the Corporation;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Corporation’s Corporate Governance Guidelines; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, potential conflicts of interest, and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Nominating and Corporate Governance Committee does not have a formal policy on diversity with respect to its Board composition. In considering new nominees and considering whether to renominate existing members of the Board, the Committee examines each person’s specific skills and attributes in the context of the skill set represented on the Board as a whole, and seeks to achieve a Board with strength in its collective knowledge and a diversity of perspectives, skills and business and professional experience in a broad sense.

Determination of Director Independence

The Board and the Nominating and Corporate Governance Committee have adopted Corporate Governance Guidelines for the Corporation. The Guidelines may be found on the Corporation’s web site at www.microfinancial.com.

Pursuant to the Guidelines, the Board undertakes a review of director independence annually. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also examines transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, the Board has affirmatively determined that all of the directors are independent of the Corporation and its management under Nasdaq Stock Market rules and the standards set forth in the Corporate Governance Guidelines, with the exception of Richard Latour who is not considered independent based upon his employment by the Corporation. In making this decision, the Board considered all relationships between the Corporation and the directors. The Board also considered the former employment relationship of Dr. Boyle to the Corporation which ended in 1987, and the former employment relationship of Dr. Bleyleben to the Corporation, which ended in 2008, as well as the stock ownership positions of each director. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Meetings of the Board of Directors during Fiscal 2012

In 2012, all MicroFinancial Board members attended over 75% of the aggregate of the meetings of the MicroFinancial Board and its committees on which they served. The Corporation does not have a formal policy relating to attendance of Board members at its annual meeting of stockholders, but it encourages all members of its Board to attend. Four of the six Board members then serving attended the 2012 Special Meeting of Stockholders in Lieu of Annual Meeting.

The Board of Directors met fourteen times during fiscal 2012.

Compensation of Directors

The annual compensation package for non-employee directors during 2012 was comprised of:

•

an annual retainer of $21,000, to be paid at the director’s election either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a cash fee of $1,250 for meetings, including committee meetings not held by telephone and not held on the same day as a full Board meeting;

•	committee meeting fees of $500 for telephonic meetings and meetings on the same day as Board meetings;

•

annual fees for the chairs of the Corporation’s Audit Committee ($10,500), Compensation and Benefits Committee ($5,250) and Nominating and Corporate Governance Committee ($5,250), to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•

a fee for the non-executive Chairman of the Board of $10,500 per year, to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a stock grant made annually to each non-employee director valued at $44,100 on the date of grant; and

•	health insurance benefits for those non-employee directors who elect to participate, with the cost to be borne partially by the Corporation, consistent with its past practices.

Non-meeting fee compensation, including the retainer, chair fees and annual equity awards, was increased by 5% over 2011 levels following a January 2012 review of director compensation by the Compensation Committee and consultation with its compensation consultant. For purposes of determining the number of shares to be issued under the annual stock grant valued at $44,100, the Corporation uses the greater of the market value of a share of common stock on the grant date or the book value of a share of common stock on the last day of the fiscal year. For 2012, these awards were made January 29, 2013, at which time the market value of a share of common stock was greater than the per share book value, resulting in a grant of 5,841 shares of common stock to each director based upon the $7.55 closing share price on such date.

Committee chairs may decide in their discretion that certain meetings are not substantive enough to merit the committee fees described above.

The following table sets forth the compensation paid to each director of the Corporation for 2012, with the exception of Mr. Latour (whose compensation is presented in the executive compensation tables elsewhere in this proxy statement):

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Peter R. Bleyleben	21,500	66,940	—	—	12,909	101,349
Brian E. Boyle	29,000	68,252	—	—	12,909	110,161
Torrence C. Harder	21,750	63,002	—	—	12,909	97,661
Fritz von Mering	25,000	80,065	—	—	12,909	117,974
Alan Zakon	20,000	68,252	—	—	12,909	101,161

(1)	Fees earned or paid in cash represents payment of Board meeting and committee service fees, and any portion of the Board retainer fees taken in cash.

(2)	Represents the aggregate grant date fair value of stock awards made during the year in accordance with ASC Topic 718. These amounts include any portion of the annual retainer elected to be paid in stock during the year, as well as the grant date fair value of the stock grant made in January 2012, which had a grant date fair value of $42,000 for each director (based on the closing market price on the grant date). The stock grants made in January 2013, which had a grant date fair value of $44,100 for each director based on the closing market price on the grant date, are not reflected in this table because they were granted after the end of the fiscal year.

(3)	At December 31, 2012, there were no outstanding and unexercised options to purchase common stock held by non-executive members of the Board of Directors.

(4)	“All other compensation” represents payments made by MicroFinancial relating to health insurance benefits.

Certain Relationships and Related Person Transactions

There are no transactions since the beginning of fiscal 2012, and no presently proposed transactions, in which the Corporation was or is to be a participant, of the nature required to be disclosed under Item 404(a) of Regulation S-K.

Consistent with the requirements of the Nasdaq Stock Market, the Audit Committee of the Board of Directors of the Corporation reviews and oversees any transactions with a “related person” within the scope of the SEC’s rules on disclosure of such transactions. The Corporation does not have a written policy relating to such review.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors may do so by writing to any non-management director, c/o MicroFinancial Incorporated, 16 New England Executive Park, Suite 200, Burlington, Massachusetts 01803. The Nominating and Corporate Governance Committee of the Board has approved a process for handling letters received by the Corporation and addressed to non-management members of the Board. Under that process, the Chief Financial Officer of the Corporation reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Chief Financial Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Corporation that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Corporation’s Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The Corporation’s Code of Ethics

The Corporation has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Corporation, including the principal executive officer, the principal financial officer, the principal accounting officer and the controller. The Code of Business Conduct and Ethics may be found on the Corporation’s web site at www.microfinancial.com. The Corporation intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to its directors, executive officers or such other officers mentioned above) on its website.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report set forth herein shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

In connection with the preparation and filing of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with McGladrey LLP, the Corporation’s independent registered public accounting firm (“McGladrey”), the matters required to be discussed by Statement of Auditing Standards 61, as amended and as adopted by the Public Company Accounting Oversight Board (United States), or PCAOB, and (iii) received the written disclosures and the letter from McGladrey required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence, and discussed the independence of McGladrey with such firm. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee:

Fritz von Mering, Chairman,

Brian E. Boyle,

Torrence C. Harder

EXECUTIVE COMPENSATION

We are subject to the scaled disclosure requirements applicable to “smaller public companies” under the rules of the Securities and Exchange Commission. The information presented below under “Compensation Overview”, together with certain other supplementary information presented below, is intended to give context to the summary compensation table and other required disclosure. In this section, we refer to the Compensation and Benefits Committee as “the committee” or “the compensation committee.” The term “named executive officers” refers to our Chief Executive Officer, our Chief Financial Officer, and the other executive officers included in the summary compensation table below. We have elected to provide compensation information on one more executive officer than is otherwise required, for purposes of year-to-year consistency and to give investors a complete picture of our compensation program by presenting information about each participant in our executive bonus plan.

Compensation Overview

Compensation Philosophy and Objectives

The compensation committee has the responsibility of developing, overseeing and implementing our overall compensation philosophy. It has the sole authority to establish the total compensation of our Chief Executive Officer and other executive officers, as well as the specific elements of compensation that make up their total compensation. It also has the sole authority to establish compensation for the members of our Board of Directors. In practice, the committee has historically recommended its compensation decisions to the full Board of Directors for approval.

The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

•	reflect our entrepreneurial orientation;

•	are competitive with other companies of similar size and business;

•	safeguard our interests and the interests of our stockholders;

•	are effective in driving performance to achieve financial goals and create stockholder value;

•	foster teamwork on the part of management;

•	are cost-efficient and fair to employees, management and stockholders; and

•	are well communicated to and understood by program participants.

The philosophy of the committee is to create and maintain an environment where compensation is linked to performance. The committee seeks to ensure that a significant portion of each executive’s compensation is contingent upon the achievement of company-wide goals and objectives. The committee also strives to ensure that the compensation packages provided to our executive officers are competitive with those of other companies engaged in the equipment financing industry to ensure that we can attract, motivate, and retain experienced industry talent.

The committee places substantial emphasis on the combination of bonus plans and long-term equity awards described below, since it believes that rewarding executive officers with respect to both our annual financial performance and our long-term share appreciation is in the best interest of the stockholders.

Compensation Consultant

Since 2007, the compensation committee has periodically engaged Mercer to review the annual compensation for our executive officers and make recommendations with respect to setting the appropriate targeted compensation levels. From time to time, Mercer has provided the committee with relevant market data and alternatives to consider when making compensation decisions for our Non-Executive Chairman and our President and Chief Executive Officer and on the recommendations being made by our President and Chief Executive Officer for our other executive officers.

Role of Executive Officers in Compensation Decisions

Our President and Chief Executive Officer reviews annually the performance of each of the senior executive officers. He also presents a review of his own performance against specific agreed upon goals to the committee and the full Board. He makes this report to the committee along with any proposed recommendations for salary adjustments and/or annual bonus amounts. The committee has the sole discretion for the ultimate approval for any targets or adjustments proposed by management or any other party. No officer of the Corporation may be present during deliberations or voting concerning his own compensation.

Consideration of Regulatory Requirements

Under Section 162(m) of the Internal Revenue Code, deductions for compensation of named executive officers in excess of $1 million, other than compensation that qualifies as performance-based, are disallowed for publicly traded companies. Since levels of compensation we pay are typically expected to be significantly below $1 million, the compensation committee has determined that it is unnecessary in most years to seek to qualify the components of its compensation program as performance-based compensation within the meaning of Section 162(m). The committee’s present intention remains that, as long as it is consistent with its overall compensation objectives, substantially all federal income tax deductions attributable to executive compensation should not be subject to the deduction limitation of Section 162(m).

We account for stock based payments, including our stock options, in accordance with accounting standards that generally require us to measure the expense of share-based payments to employees and directors based upon the grant date fair value of the award, and to recognize that expense over the vesting period of the award. The committee considers the impact of these accounting standards on our financial statements in determining the mix of total compensation to named executive officers between equity and non-equity awards.

Compensation Program Design for 2012

For fiscal year 2012, as in previous years, we paid our named executive officers through three principal types of compensation:

•	annual base salary,

•	an annual bonus payment calculated under an executive incentive plan, which may include both a cash and equity component, depending upon performance, and

•	long term incentive equity awards in the form of restricted stock units, or RSUs, that have a combination of time-based vesting and performance-based vesting terms.

Base Salary

The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the corporation, as well as on performance and experience criteria. In addition, the compensation committee considers the prior year’s base salary and the internal pay equity of each executive in determining base salary for the current year. The compensation committee makes decisions regarding base salary of executives on an annual basis, typically in February of each year when the committee determines the annual compensation plan. Salary levels are also considered upon promotion of an individual, a new hire, or a change in responsibility. The compensation committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations. The committee periodically consults Mercer, which utilizes surveys of broad-based and industry-specific compensation data, in order to confirm that each named executive officer’s previously established total target compensation falls near the market median for his position based upon broad-based survey data. The committee did not target specific compensation levels upon an established group of other companies.

During the first quarter of 2012, following consultation with Mercer and a review of the Corporation’s financial performance during fiscal 2011, the committee decided to increase salaries of each of the named executive officers other than Mr. Latour by 5% over the prior year, retroactive to January 1, 2012. Mr. Latour’s salary was increased by a total of 7.9%, representing a 2.9% CPI increase plus an additional increase of 5%. These increases were viewed as being important in order to maintain competitive salary levels within the guidelines referenced above.

Bonus Plans

A significant component of the named executive officers’ total target compensation consists of an annual bonus payment, which is intended to tie the executive officers’ compensation closely to our performance and to provide executive officers with incentives to achieve our goals, increase stockholder value, and function as a team.

The compensation committee annually establishes specific goals and objectives for the senior executives to achieve during the year. These objectives are typically finalized in the first quarter of each year and communicated to the executive officers in such a way that the plans are easily understood by each member of the senior management team. These objectives are based primarily on total company performance, and have in most years had substantial common elements for each of the named executive officers, so as to foster a spirit of teamwork and cooperation among senior management in achieving common goals.

For 2012, the amount of the bonus payment for each named executive officer other than our Vice President of Sales was determined by reference to a matrix that evaluated performance on three objective company-wide financial tests — net income, growth in originations and growth in unearned income — and also on a subjective component that took into account personal achievement, progress on our strategic plan, credit quality, product and vendor diversification, funding achievements, productivity improvements and similar matters. The total potential award for these officers was weighted with 70% of the target award based on objective factors, and 30% based on the qualitative or subjective factors. Achievement of subjective measurements was determined by the committee after reviewing each qualitative goal at the end of the year and determining whether the goal had been met, not met, or exceeded, taking into account the assessment of the Chief Executive Officer. Our Vice President of Sales, Mr. Hagopian, was evaluated 60% on the basis of achievements relating to specific strategically important sales channels, 30% on the basis of achieving specified new and existing market penetration rates, and 10% on the basis of subjective factors.

With respect to both the objective and subjective components of the 2012 plan, awards would be made on a graduated basis between 70% and 80% overall achievement of the applicable goals, such that 5% of the targeted bonus amount would be payable for each percentage point above 70%, and the officer would receive 50% of the targeted bonus amount under the applicable component for achievement of 80% of the applicable goal for such component. The targeted bonus amounts would be paid in full at 100% achievement, and up to 120% of the target payment would be possible under the plan (at 120% achievement or above on all measurements). Achievement at levels between those thresholds would be prorated. The target payment was set as a percentage of each officer’s base salary. The committee retains the discretion to adjust awards on the basis of other factors it may consider appropriate at the time.

Bonuses are paid in cash up to 100% of the target award. Any amounts payable above 100% of the target award (up to the 120% cap) are payable in RSUs. For purposes of determining the number of RSUs (if any) payable under the plan, the dollar amount by which the final bonus determination exceeded the target bonus would be divided by the greater of the market price per share of our common stock on the determination date, or the book value per share on the last day of our fiscal year. RSUs issued under the bonus plan will vest ratably over a period of five years, in 25% annual increments beginning on the second anniversary of the grant.

The compensation committee imposed two additional limitations on potential payouts under the 2012 executive incentive plan: First, total bonus amounts payable to the named executive officers under the 2012 incentive plan could not exceed 8.5% of the Corporation’s net income for fiscal 2012. If the bonuses payable would otherwise exceed that limitation, the amounts payable would be reduced on a pro rata basis. Second, the total bonus amounts payable in cash under the incentive plan would not exceed 18% of total dividends paid to stockholders for the year. If the total cash amount payable under the plan would otherwise exceed this limitation, then the total award would not be reduced, but amounts above the dividend limit would be paid in RSUs rather than in cash, calculated in the same manner as other RSUs and described in more detail below. Because a new executive, Mr. Hagopian, was added to the plan for 2012, while the limitations described above were the same as (in the case of the dividend limitation) or lower than (in the case of the net income limitation) the limitations applicable to the Corporation’s incentive plan for the prior year, only one-third of the new executive’s bonus was counted toward these limitations for 2012 in recognition that it was his first full calendar year of employment. The final award determinations under the 2012 incentive plan were not affected by either of these limitations.

The elements of the 2012 incentive plan are reflected in the following table.

Executive Officer	Net Income	Growth in Unearned Income	Growth in Originations		Subjective Analysis	Target Bonus (as percentage of base salary)
Richard F. Latour	40%	10%	20%		30%	100%
President and Chief Executive Officer

James R. Jackson, Jr.	40%	10%	20%		30%	50%
Vice President and Chief Financial Officer

Stephen Constantino	40%	10%	20%		30%	20%
Vice President, Human Resources

Steven J. LaCreta	40%	10%	20%		30%	30%
Vice President, Legal and Vendor/Lessee Relations

Vartan Hagopian	0%	0%	90	%(1)	10%	80%
Vice President, Sales, TimePayment Corp.

(1)	For Mr. Hagopian, represents 60% sales targets relating to originations in specific strategically important sales channels and 30% relating to penetration rates in new and existing markets.

In the aggregate, the total achievement under the 2012 incentive plan for the named executive officers other than Mr. Hagopian represented 102% of the target bonus amount. The total achievement for Mr. Hagopian represented 88% of his target bonus amount. For each of the named executive officers for whom the total award under the 2012 plan exceeded 100% of the target award, a portion of the award was paid in RSUs.

The table below outlines, in dollar amounts, the total cash and equity awards under the 2012 plan for each of the named executive officers, all resulting from the various factors described above.

Executive Officer	Cash Payment under 2012 Incentive Plan	Value of RSUs under 2012 Incentive Plan for Achievement Above Target	Total Bonus (Cash and RSUs)
Richard F. Latour	$345,000	$5,000	$350,000
President and Chief Executive Officer

James R. Jackson, Jr.	$117,000	$2,000	$119,000
Vice President and Chief Financial Officer

Stephen Constantino	$30,000	$500	$30,500
Vice President, Human Resources

Steven J. LaCreta	$47,000	$1,000	$48,000
Vice President, Legal and Vendor/Lessee Relations

Vartan Hagopian	$140,000	N/A	$140,000
Vice President, Sales, TimePayment Corp.

Long-Term Incentive Plan Equity Awards

We make two types of equity awards to our named executive officers under our long-term incentive plan. One award consists of restricted stock units (or RSUs) with a time-based vesting component, and a separate award consists of RSUs with a performance-based vesting condition measured over three years.

Time-Based RSU Award.    In January 2012, our Board, acting upon the recommendation of the committee, approved the grant of long term equity incentive awards in the form of RSUs to the named executive officers. The grant was valued at 20% of each named executive officer’s annual salary, with the number of RSUs determined by dividing such dollar amount by the greater of the market price of the common stock on the grant date or the book value per share as of the end of fiscal 2011. These RSUs vest over five years, in 25% annual increments beginning on the second anniversary of the grant. Dividends will accumulate on the RSU awards and be payable only upon vesting. The grant date fair value of these RSU awards is reflected as compensation for 2012 under the summary compensation table below because they were made during fiscal 2012. Similar awards were made in January 2013, but are not reflected in the summary compensation table. Because Mr. Hagopian joined the Corporation at the end of 2011, he did not receive an RSU grant in January 2012.

Three-Year Incentive Awards.    Also in January 2012, a second RSU award was made that incorporated performance vesting measures based on growth in the Corporation’s cash flow from operations over a three year period ending in 2014. If the targeted growth in cash flow from operations is achieved for 2014, the awards will vest following the end of that year (although the committee reserves the discretion to modify the vesting terms to account for extraordinary events). These performance-based RSUs represented 20% of salary for our chief executive officer, 10% of salary for our chief financial officer, and 5% of salary for our other named executive officers. The committee believes that cash flow from operations represents a key measure of performance. It reflects the Corporation’s return on past leases made; it impacts the Corporation’s need to borrow to finance additional leases; and it funds dividend payments to stockholders. Growth in cash flow supports the growth of the Corporation’s infrastructure, and allows for payment of incentive compensation out of cash flow growth, thus benefiting management and stockholders alike. A similar long term equity award in the form of performance-based RSUs was made in January 2013, with vesting conditioned upon growth in cash flow from operations in fiscal 2015 compared to fiscal 2012. Amounts relating to the January 2013 RSU awards are not reflected in the summary compensation table below, since they were made after the end of 2012.

The total long-term incentive RSU grants awarded in February 2012 and in January 2013 (in each case as described above), were as follows:

		January 2012 RSUs		January 2013 RSUs
Executive Officer	Title	Time-based vesting	Performance- based vesting	Time-based vesting	Performance- based vesting
Richard F. Latour	President and Chief Executive Officer	9,667	9,667	9,118	9,118
James R. Jackson, Jr.	Vice President and Chief Financial Officer	6,745	3,373	6,192	3,096
Stephen Constantino	Vice President, Human Resources	4,328	1,082	3,973	993
Steven J. LaCreta	Vice President, Legal and Vendor/Lessee Relations	4,425	1,106	4,062	1,016
Vartan Hagopian	Vice President, Sales, TimePayment Corp.	—	—	5,298	1,325

Stock Ownership Objectives and Guidelines

The Board has instituted a policy with respect to time-based vesting awards that will not permit more than 50% of the shares underlying any portion that has vested to be sold by the executive officer until the end of the full vesting period. In addition, with the advice of Mercer, the committee adopted additional stock ownership guidelines in 2009 that will require the named executive officers to hold and retain during their employment specified numbers of shares (excluding shares underlying options but including RSUs), approximating three times annual salary for the Chief Executive Officer, two times annual salary for the Chief Financial Officer, and one times annual salary for the other named executive officers, with a period of five years from the date of implementation or employment to achieve compliance. Members of the Board will be required to hold and retain shares representing three times the annual retainer. This policy will be fully implemented by 2014 for the officers and directors serving at the time the policy was adopted. With the exception of Mr. Hagopian, who joined TimePayment Corp. in December 2011 and will be required to comply with this policy by December 2016, the Corporation believes that each of its directors and named executive officers is currently in compliance.

Repricings Prohibited

Our 2008 and 2013 stock plans prohibit the amendment of outstanding stock options to reduce the exercise price, or the replacement of outstanding stock options with options having a lower exercise price, without shareholder approval.

Perquisites and Other Personal Benefits

The named executive officers are entitled to very few benefits that are not otherwise available to all of our employees. All of the named executive officers were eligible to participate in an executive disability insurance plan with the policy premiums paid by us. The total amount of the premiums we paid under this plan in 2012 was $9,458. We also match 50% of the first 6% of pay that is contributed to our tax-qualified 401(k) savings plan, up to regulatory limits.

Summary Compensation Table

The following table sets forth the compensation of Mr. Latour, our Chief Executive Officer; Mr. Jackson, our Chief Financial Officer; Mr. Constantino, our Vice President, Human Resources; Mr. LaCreta, our Vice President, Legal and Vendor/Lessee Relations; and Mr. Hagopian, the Vice President of Sales of our wholly-owned subsidiary TimePayment Corp.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Richard F. Latour	2012	344,201	—	127,604	345,000	17,131	833,936
President and Chief Executive Officer	2011	319,000	15,950	52,168	239,250	15,972	642,340
James R. Jackson, Jr.	2012	233,730	—	66,779	117,000	8,159	425,668
Chief Financial Officer	2011	222,600	5,565	36,402	83,475	7,350	355,392
Stephen Constantino	2012	149,977	—	35,706	30,000	3,605	219,288
Vice President, Human Resources	2011	142,835	1,428	23,357	21,425	2,177	191,222
Steven J. LaCreta	2012	153,342	—	36,505	47,000	2,064	238,911
Vice President, Legal and Vendor/Lessee Relations	2011	146,040	2,191	23,883	32,859	1,820	206,793
Vartan Hagopian	2012	200,000	—	—	140,000	6,000	346,000
Vice President, Sales, TimePayment Corp.

(1)	Represents the aggregate grant date fair value of RSU awards made during the applicable year computed in accordance with ASC Topic 718, based upon the market price of the underlying common stock at the grant date and assuming, in the case of RSU awards with performance based vesting provisions, that the performance condition will be fully satisfied at the end of the applicable measurement period.

(2)	Amounts shown in the table under “All Other Compensation” for 2012 reflect: for Mr. Latour, a 401(k) contribution from us of $7,350, payment of a disability insurance premium of $8,622, and payment of accrued dividends on RSUs vesting during the period of $1,159; for Mr. Jackson, a 401(k) contribution from us of $7,350 and payment of accrued dividends on RSUs vesting during the period of $809; for Mr. Constantino, a 401(k) contribution from us of $2,250, payment of a disability insurance premium of $836, and payment of accrued dividends on RSUs vesting during the period of $519; for Mr. LaCreta, a 401(k) contribution from us of $1,533 and payment of accrued dividends on vested RSUs of $531; and for Mr. Hagopian, a 401(k) contribution from us.

In the table above, amounts reflected under the “Non-Equity Incentive Plan Compensation” column for each year reflect the cash amounts paid under that year’s incentive bonus plan during the first quarter of the succeeding year. Amounts under the “Bonus” column in 2011 reflect a discretionary adjustment made by the compensation committee under the 2011 equity incentive plan. No such adjustments were made in 2012. No equity awards were made under our 2011 incentive bonus plan during fiscal 2012, nor were any equity awards made during our fiscal year 2011 under our 2010 incentive bonus plan. Amounts under “Stock Awards” reflect the aggregate grant date fair value of RSU awards made during the applicable year, computed in accordance with ASC Topic 718. For 2012, this amount reflects (a) the grant date fair value of the January 2012 long term incentive grants in the form of RSUs with time-based vesting provisions, and (b) grant date fair value of the January 2012 long term incentive grants in the form of RSUs with performance-based vesting provisions, based upon the probable outcome of the vesting provisions as of the grant date. For 2011, the amount reported reflects the long term incentive grants in the form of RSUs with time-based vesting provisions made during the year. For a more detailed description of the 2012 incentive bonus plan and the long term incentive option grants, see “Compensation Overview — Compensation Program Design for 2012” above.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Richard F. Latour	20,272	0	—	$5.77	2/26/2017
	51,543	17,181		$5.85	2/5/2018
	49,690	49,690		$2.30	2/3/2019
						9,656	(1)	$70,296
						12,693	(2)	$92,405
						9,667	(3)	$70,376	9,667	(4)	$70,376
James R. Jackson, Jr.	7,073	0	—	$5.77	2/26/2017
	26,922	8,974		$5.85	2/5/2018
	34,674	34,674		$2.30	2/3/2019
						6,738	(1)	$49,053
						8,857	(2)	$64,479
						6,745	(3)	$49,104	3,373	(4)	$24,555
Stephen Constantino	1,815	0	—	$5.77	2/26/2017
	13,382	4,461		$5.85	2/5/2018
	22,249	22,249		$2.30	2/3/2019
						4,324	(1)	$31,479
						5,683	(2)	$41,372
						4,328	(3)	$31,508	1,082	(4)	$7,877
Steven J. LaCreta	2,763	0	—	$5.77	2/26/2017
	14,939	4,980		$5.85	2/5/2018
	22,749	22,749		$2.30	2/3/2019
						4,420	(1)	$32,178
						5,811	(2)	$42,305
						4,425	(3)	$32,214	1,106	(4)	$8,052
Vartan Hagopian	—	—	—	—	—	—		—	—		—

(1)	Granted February 2010, with vesting in annual increments between February 2012 and February 2015.

(2)	Granted February 2011, with vesting in annual increments between February 2013 and February 2016.

(3)	Granted February 2012, with vesting in annual increments between February 2014 and February 2017.

(4)	Performance-based RSU’s granted February 2012 will vest upon achievement of cash flow targets for fiscal 2014.

The table above reflects outstanding equity awards at December 31, 2012. It does not reflect the RSU grants made in January 2013.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in 2012. The following table reflects restricted stock awards that vested during 2012:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard F. Latour	3,219	$22,115
James R. Jackson, Jr.	2,246	$15,430
Stephen Constantino	1,441	$9,900
Steven J. LaCreta	1,474	$10,126
Vartan Hagopian	—	—

Potential Payments Upon Termination or Change in Control

The table below sets forth the amount of payments that would be due to each named executive officer with whom we have a written employment agreement, in the event of his termination from employment for cause, without cause, upon disability or death, upon termination by the executive for good reason, termination by the executive without good reason, or in the event of a termination of employment in connection with a change in control. A more detailed summary of those agreements is provided below under the caption “Employment Agreements”.

The amounts shown in the table below assume that each executive was terminated on December 31, 2012, under the other assumptions indicated. Accordingly, the table reflects amounts earned as of December 31, 2012 and includes an estimate of amounts that would be payable to the officer upon the occurrence of a termination or a change in control. The actual amounts to be paid to an executive can only be determined at the time of the termination or change in control. The table below does not take into account the effect of certain amendments to the employment agreements of Messrs. Jackson and LaCreta made in February 2013, which are described below under “Employment Agreements.”

An executive is entitled to receive amounts earned during his term of employment regardless of the manner in which he is terminated. These amounts include base salary, any amounts deferred under our bonus plans, unused vacation pay and any amounts that had previously been earned but deferred. These amounts are not shown in the table.

In the table below, where an executive is entitled to acceleration of the vesting of unvested stock options or stock awards, amounts are reported as zero where the executive has no outstanding awards that are in the money. Certain amounts reported below as disability payments or continued health care benefits may be reduced to the extent that the executive receives disability benefits under our current plans or finds new employment which offers health care coverage, respectively.

	Richard F. Latour	James R. Jackson, Jr.	Stephen Constantino	Steven J. LaCreta
By company without cause
Cash severance	$1,204,704	$233,730	$224,966	$153,342
Prorated bonus	255,200	—	—	—
Health care benefits	146,448	24,408	36,612	24,408
Disability premiums	51,732	—	—	—
Total	$1,658,084	$258,138	$261,578	$177,750
By company for cause
No payments	N/A	N/A	N/A	N/A
By executive with good reason	Same as “By company without cause” above.	N/A	N/A	N/A
By executive without good reason	N/A	N/A	N/A	N/A
Upon death
Twelve months salary	$344,201
Pro rated bonus	345,000	N/A	N/A	N/A
Accelerated stock options	272,025
Accelerated restricted stock	—
Total	$961,226
Upon disability
Twelve months salary	$344,201	$233,730	$224,966	$153,342
Pro rated bonus	345,000	—	—	—
Accelerated stock options	272,025	—	—	—
Accelerated restricted stock	—	—	—	—
Total	$961,226	$233,730	$224,966	$153,342

	Richard F. Latour	James R. Jackson, Jr.	Stephen Constantino	Steven J. LaCreta
Termination without cause (or by executive with good reason) following change in control
Cash severance	$1,204,704	$233,730	$224,966	$153,342
Prorated bonus	255,200	—	—	—
Continued health care benefits	146,448	12,204	12,204	12,204
Disability premiums	51,732	—	—	—
Total	$1,658,084	$245,934	$237,170	$165,546
Termination for cause (or by executive without good reason) following change in control
No payments	N/A	N/A	N/A	N/A
Death during change in control period	Same as “Upon death” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.
Disability during change in control period	Same as “Upon disability” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.	Same as “Termination without cause following change in control” above.

All payments described in the table above would qualify for a tax “gross-up” in the event they would be subject to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code, in order to put the executive in the post-tax position he would be in if the tax had not applied. However, under the assumptions outlined above, no such payments would be taxable as excess parachute payments because the payments do not exceed the applicable thresholds, which are based on a multiple of the individual’s average annualized compensation over the past five years.

In addition to the amounts that will become payable to Mr. Latour in the event he is terminated without cause, or in the event he terminates his employment for good reason, his employment contract provides that his equity awards will not be terminated, but will remain outstanding with the same expiration provisions that would pertain in the absence of his termination.

Mr. Hagopian, the Vice President of Sales for our subsidiary TimePayment Corporation, does not have a written employment agreement with us. However, in our offer letter to him in connection with his hiring, we agreed to pay him six months’ severance in connection with a termination of his employment by us without “cause,” as defined in that letter. If he had been terminated without cause as of December 31, 2012, the severance payment to him would have been $100,000.

In the event of a change in control of the Corporation, regardless of whether an executive’s employment is terminated in connection with or following the change in control, certain stock options and equity awards that are not vested at the time of the change in control will accelerate and (in the case of options) become immediately exercisable for a period of 15 days prior to the scheduled date of the change in control, unless determined otherwise by the Compensation and Benefits Committee. To the extent they are not exercised, such options will terminate upon the change in control. If the options are assumed in writing by the successor company, or if the options are substituted with like options of the successor company, then these acceleration and termination provisions will not apply. At December 31, 2012, the aggregate intrinsic value of unvested in-the-money options held by the named executive officers (i.e., the difference between the exercise price and the market value of the Corporation’s common stock at that date) was $272,025 for Mr. Latour, $185,509 for Mr. Jackson, $117,179 for Mr. Constantino and $120,406 for Mr. LaCreta. Mr. Hagopian holds no stock options. Similarly, unvested RSU awards may be accelerated by the Compensation and Benefits Committee in connection with a change in control of the Corporation. At December 31, 2012, the market value of unvested RSU awards held by the named executive officers was $303,452 for Mr. Latour, $187,191 for Mr. Jackson, $112,236 for Mr. Constantino and $114,747 for Mr. LaCreta. Mr. Hagopian held no unvested RSU awards at December 31, 2012.

Employment Agreements

Richard F. Latour.    We have entered into an employment agreement with Mr. Latour, which was amended and restated in March 2004. The agreement provides for automatically renewing successive one-year terms in March of each year unless it is terminated with six months notice. In the event of a termination of Mr. Latour’s employment agreement by MicroFinancial without cause, or by Mr. Latour for specified good reason, the employment agreement provides for three years of severance payments to Mr. Latour on the basis of his highest base salary during the employment period. In addition, Mr. Latour would also be entitled to a prorated payment of his base salary to the date of termination, the acceleration of any deferred compensation, and a pro rated percentage of the annual bonus amount paid to him for the prior year. Furthermore, his outstanding options or other equity awards would remain outstanding, without termination as a result of the termination. The table above under “Potential Payments Upon Termination or Change in Control” reflects three years plus six months of salary to give effect to the six month notice requirement. Mr. Latour’s current base salary is $351,085.

If Mr. Latour’s employment is terminated by his death, his estate will receive his base salary at the rate in effect at the time of his death for a period of twelve months, and any accrued but unpaid amounts under the bonus program. In the event that his employment is terminated on account of a disability (meaning a mental or physical incapacity to perform his services for a period of six months), he would also receive his base salary for a period of twelve months, plus accrued and unpaid amounts under the bonus program. In the event of either his death or his disability, all unvested stock options or restricted stock awards would become vested. If, in connection with a payment under his employment agreement, Mr. Latour incurs any excise tax liability on the receipt of “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, we would make gross-up payments to return him to the after-tax position he would have been in if no excise tax had been imposed. Except in cases where his employment is terminated for cause or by his death, Mr. Latour would be entitled to receive a continuation of health and disability benefits until the earlier of his death or his 65th birthday, but those amounts would be offset by any benefits provided by any new employer. As used in Mr. Latour’s employment agreement, “for good reason” means the assignment to him of duties inconsistent with his position, authority, duties or responsibilities; our failure to pay the agreed base salary and provide him with benefits; moving him to a location outside of the metropolitan Boston, Massachusetts area; and our failure to require a successor to assume all obligations under the employment agreement. In exchange for these payments, Mr. Latour has agreed not to compete in certain respects with us for two years following the termination of his employment.

Other Executives.    We have also entered into separate employment agreements with Messrs. Jackson, Constantino and LaCreta, each amended and restated in May 2005, which are designed to provide an incentive to each executive to remain with us pending and following a “change in control”. Each employment agreement had an initial term of three years from May 2005, with an automatic renewal for a new three year period each one-year anniversary of the date of the agreement unless we give 60 days notice to the executive that the period will not be renewed. If a change in control occurs within that term, the agreement provides for an employment period of one year following the change in control, with automatic extensions upon the expiration of the initial one-year term for successive one-month periods. Pursuant to each employment agreement, the executive will be entitled to receive an annual base salary of not less than twelve times the highest monthly base salary paid or payable to the executive within the twelve months preceding the change in control, as well as participation in bonus, incentive and benefit plans generally no less favorable than those provided or available to the executive prior to the change in control. If the employment agreement is terminated by us other than for cause, death or disability, or is terminated by the executive for specified good reason, we will pay, in a lump sum, the executive the aggregate of the following amounts: (i) 150% of annual base salary; (ii) any other compensation or bonus previously deferred by the executive, together with any accrued interest or earnings on those amounts; and (iii) any accrued vacation pay. In addition, we would continue to provide health benefits to the executive and the executive’s family for at least six months and, if longer, until the next renewal date of the contract.

If the executive’s employment is terminated before a change in control, we are obligated to pay the amounts referenced above; however, payments of the executive’s annual base salary would be payable over eighteen months. In that case, the executive would also be entitled to a continuation of health benefits over the same period. If the employment is terminated because of the executive’s disability prior to a change in control, then we would pay the executive the salary amounts described above (including any previously deferred compensation and accrued vacation), less amounts that the executive would be entitled to receive under our disability benefit plans. Each of the executives has agreed not to become employed by a microticket leasing company that competes with us for the twelve months following any termination.

A “change in control” is defined more specifically in each of these agreements, but it generally means one of the following:

•	the acquisition by any person, entity or group of beneficial ownership of 50% or more of our common stock or of the voting power entitled to vote in the election of our directors;

•

members of our Board of Directors at the date of the agreements ceasing to make up the majority of the Board, except where the new members of the Board are approved by majority vote of the Board at the time;

•

approval by our stockholders (or, if applicable, by a bankruptcy judge) of a merger, reorganization or consolidation, unless more than 60% of the common stock and voting power of the company resulting from the transaction continue to be owned by stockholders who were the owners of such stock before the transaction; or

•	approval by our stockholders (or, if applicable, a bankruptcy judge) of a complete liquidation or dissolution of the company or the sale of all or substantially all of our assets.

Each of the above named executive officers entered into amendments to their respective employment agreements with us in December 2008 in order to clarify the timing of certain of the payments that could be made under the agreements, for the purpose of complying with newly applicable requirements of Section 409A of the Internal Revenue Code. The Compensation and Benefits Committee did not consider these amendments to be material.

Each of Mr. Jackson and Mr. LaCreta entered into amended and restated employment agreements with us in February 2013 in order to bring the severance arrangements for Messrs. Jackson and LaCreta in line with the terms of the Corporation’s agreements with Messrs. Latour and Constantino. Prior to the amendments, Messrs. Jackson and LaCreta’s agreements had provided for severance amounts of 100% of their respective annual salary.

The Compensation and Benefits Committee believes that these employment agreements are in our best interests and in the best interests of our stockholders as they provide the executives with the proper incentives to ensure that they fully cooperate with any new ownership pending a change in control event. In addition, they promote the stability and continuity of the senior management team at other times. The committee reviews these agreements annually to ensure that they are appropriate and adequate for each of the executives covered.

PROPOSAL 1

ELECTION OF DIRECTORS

The MicroFinancial Board currently consists of 6 persons. The MicroFinancial Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Two directors are to be elected at the Special Meeting to serve until the 2016 annual meeting and until their successors are elected and have qualified. The nominees for this class of directors are Peter R. Bleyleben and Richard F. Latour. A director is elected by a plurality of votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting when there is a quorum. Each of the nominees for director is presently a director of MicroFinancial. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Special Meeting. In the event that the nominees are unable to serve, the persons named in the proxy have discretion to vote for other persons if those other persons are designated by the MicroFinancial Board. The MicroFinancial Board has no reason to believe that the nominees will be unavailable for election.

The paragraphs below set forth information as of the date of this proxy statement about each nominee and each director continuing in office. This information includes certain biographical information, such as the nominee’s or continuing director’s age, principal occupation, business experience in the past five years, and the names of other publicly held companies for which he serves as a director or has served as a director in the past five years. The paragraphs below also present information regarding each nominee’s and each continuing director’s current Board committee roles as well as the specific experience, qualifications, attributes and skills that led the MicroFinancial Board to conclude that he should serve as a director. In addition to the specific experience, qualifications, attributes and skills presented below, the Corporation also believes that each of the nominees and continuing directors has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Corporation that are required of all directors of the Corporation.

THE MICROFINANCIAL BOARD RECOMMENDS

A VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Nominees for Director (Terms to Expire in 2016)

Peter R. Bleyleben, 60

Credit Policy Committee, Strategic Planning Committee

Dr. Bleyleben served as Non-Executive Chairman of the Board of Directors of the Corporation from 2002 through 2012. He has served on the Credit Policy Committee since 2005 and on the Strategic Planning Committee since 2012. He served as first President and later as Chairman, Chief Executive Officer and Director of the Corporation or its predecessor from 1987 until 2002. He also has served on the boards of various private companies, including Common Angels, a Massachusetts-based angel investment group. Before joining the Corporation, Dr. Bleyleben was Vice President and Director of the Boston Consulting Group, Inc. Dr. Bleyleben earned an M.B.A. with distinction and honors from the Harvard Business School, an M.B.A. and a Ph.D. in Business Administration and Economics, respectively, from the Vienna Business School in Vienna, Austria and a B.S. in Computer Science from the Vienna Institute of Technology.

The Board believes that Dr. Bleyleben’s qualifications to serve on the Board include his experience as the Corporation’s chief executive officer, from its early days through its initial public offering and beyond, which give him valuable insight and experience in the Corporation’s business, operations, industry and history. He also brings a first hand understanding of successful long-term business strategies from his experiences as chief executive officer, his membership on other boards of directors, and his work as a senior strategic business consultant.

Richard F. Latour, 59

Mr. Latour has served as President, Chief Executive Officer, Treasurer, Clerk and Secretary of the Corporation since October 2002. Prior to becoming Chief Executive Officer, he served as President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary, as well as a director of the Corporation, from February 2002. From 1995 to January 2002, he served as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Clerk and Secretary of the Corporation. From 1986 to 1995, Mr. Latour served as Vice President of Finance and Chief Financial Officer. Prior to joining the Corporation, Mr. Latour was Vice President of Finance with Trak Incorporated, an international manufacturer and distributor of consumer goods, where he was responsible for all financial and operational functions. Mr. Latour earned a B.S. in accounting from Bentley College in Waltham, Massachusetts.

The Board believes that Mr. Latour’s qualifications to serve on the Board include his experience from more than two decades in senior positions at the Corporation, including over eight years as President, and his extensive knowledge of both the day to day operations of the Corporation and its strategic vision. The Board believes it is critical to have the insight of the Chief Executive Officer and President reflected in its strategic thinking.

Continuing Directors

Terms Expiring in 2014

Torrence C. Harder, 69

Chairman, Credit Policy Committee; Audit Committee; Strategic Planning Committee

Mr. Harder has served as a Director of the Corporation since 1986, served as Chairman of the Credit Policy Committee since January 2005, and has been a member of the Audit Committee since 1997 and of the Strategic Planning Committee since March 2006. He has been the President and Director of Harder Management Company, Inc., a registered investment advisory firm, since its establishment in 1971. He has also been the President and Director of Entrepreneurial Ventures, Inc., a private equity investment firm, since its founding in 1986. Mr. Harder is a director of Command Credit Corporation, MindEdge, Inc., PlasTech Innovations, Inc. and Rentometer, Inc., each of which is a privately held company. Mr. Harder earned an M.B.A. from the Wharton School of the University of Pennsylvania, and a B.A. with honors from Cornell University.

The Board believes that Mr. Harder’s qualifications to serve on the Board include the experience he has gained from approximately twenty-five years of investing in computer and finance-related companies.

Fritz von Mering, 60

Non-executive Chairman of the Board; Chairman, Audit Committee; Compensation and Benefits Committee; Nominating and Corporate Governance Committee; Chairman, Strategic Planning Committee

Mr. von Mering has served as a Director of the Corporation and a member of the Audit Committee since 2004, Chairman of the Audit Committee since January 2005, and a member of the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee since January 2005. Mr. von Mering is currently managing director of Miles River Management, a strategic planning and financial management consultancy. He was a member of the board of directors of Syniverse Holdings, Inc., from 2008 to 2011, and served on its audit and compensation committees. From 1989 to 2006, he held various roles at Boston Communications Group, Inc. (“Boston Communications”), a Boston-based provider of call processing to the global wireless industry, including Chief Operating Officer, Vice President of Corporate Development, and Chief Financial Officer, and served on the Board of Boston Communications through March 2007. Prior to joining Boston Communications, Mr. von Mering was the Chief Financial Officer of Massachusetts Gas & Electric from 1986 to 1989. Before joining Massachusetts Gas & Electric, Mr. von Mering was regional vice president and general manager for Metromedia’s paging division from 1980 to 1986. Prior to Metromedia, Mr. von Mering held various positions at Coopers & Lybrand, where he earned his C.P.A. Mr. von Mering earned his B.S. in Accounting from Boston College and an M.B.A. from Babson College.

The Board believes that Mr. von Mering’s qualifications to serve on the Board include his qualifications as a financial expert within the meaning of SEC regulations and the financial sophistication he has obtained through his previous experiences as a chief financial officer of a public company, his public accounting experience, and general accounting knowledge.

Terms Expiring in 2015

Brian E. Boyle, 65

Chairman, Compensation and Benefits Committee; Nominating and Corporate Governance Committee; Audit Committee; Credit Policy Committee; Strategic Planning Committee

Dr. Boyle, the Chief Executive Officer of the Corporation from 1985 to 1987 and Chairman of the MicroFinancial Board from 1985 to 1995, has served as a Director of the Corporation or its predecessor since 1985. He has been a member of the Audit Committee and the Compensation Committee since 1997 (and the chairman of the Compensation Committee since January 2010); a member of the Nominating and Corporate Governance Committee since January 2004 (and its chairman until January 2010); a member of the Credit Policy Committee since January 2005; and a member of the Strategic Planning Committee since March 2006. He was the Vice Chairman and a Director of Boston Communications from 1995 through 2007. Prior to joining Boston Communications, Dr. Boyle was the Chairman and Chief Executive Officer of Credit Technologies, Inc., a Massachusetts-based provider of credit decision and customer acquisition software, from 1989 to 1993. Dr. Boyle is also a director of several private companies. Dr. Boyle earned his A.B. in Mathematics from Amherst College and a B.S. in Electrical Engineering and Computer Science, an M.S. in Operations Research, an E.E. in Electrical Engineering and Computer Science and a Ph.D. in Operations Research, all from the Massachusetts Institute of Technology.

The Board believes that Dr. Boyle’s qualifications to serve on the Board include his over three decades of experience in executive leadership of public and private financial and technology companies, including as the Corporation’s founding Chief Executive Officer and former Chairman.

Alan J. Zakon, 77

Chairman, Nominating and Corporate Governance Committee; Compensation and Benefits Committee; Strategic Planning Committee

Dr. Zakon has served as a Director of the Corporation since 1988. He has served on the Compensation and Benefits Committee since 1997 (and as its chairman from January 2005 through January 2010); on the Nominating and Corporate Governance Committee since January 2004 (and its chairman since January 2010); and on the Strategic Planning Committee since March 2006. Dr. Zakon served as Managing Director of Bankers Trust Corporation from 1989 through 1995 where he was Chairman of the Strategic Policy Committee. Dr. Zakon was a member of the board of directors of Arkansas Best Corporation, a nationwide commercial transportation and trucking company, from February 1993 through April 2011. Dr. Zakon holds a B.A. from Harvard University, an M.S. in Industrial Management from the Sloan School at the Massachusetts Institute of Technology and a Ph.D. in Economics and Finance from the University of California at Los Angeles.

The Board believes that Dr. Zakon’s qualifications to serve on the Board include his twenty years of management consulting experience as well as his past service as chief executive of the Boston Consulting Group and current and past membership on six public company Boards, as well as his extensive background in finance.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Corporation is seeking the approval of its stockholders of an advisory resolution regarding the compensation of its named executive officers, as disclosed in this proxy statement under the section titled “Executive Compensation.” This is commonly referred to as a “say on pay” resolution. While this stockholder vote on executive compensation is only an advisory vote that is not binding on the Corporation or the Board of Directors, the Board values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

The vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and procedures described in this proxy statement.

As described more fully in the “Compensation Overview” section of this proxy statement, the primary objective of the Corporation’s executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries in the region. Additionally, the Compensation and Benefits Committee seeks to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to the Corporation’s growth in sales and net income. We also include equity grants with time-based vesting provisions in conjunction with additional equity grants with a three-year performance-based vesting component as a significant element of prospective executive compensation so that the value of a portion of an executive’s compensation is both dependent upon company-wide performance measures and tied directly to the performance of our Common Stock. This mix of performance-based cash incentives, performance-based equity grants and time-based equity grants is designed to align executive incentives with long-term stockholder interests while fostering retention of the Corporation’s executives and rewarding superior performance.

We urge stockholders to read the Compensation Overview section above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the summary compensation table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Executive Compensation section above are effective in achieving the Corporation’s goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our success.

Accordingly, the Board is asking for stockholder approval of the following resolution:

“RESOLVED, that the Corporation’s stockholders approve, on an advisory basis, the compensation of MicroFinancial Incorporated’s named executive officers as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the ‘Compensation Overview,’ the compensation tables and the related narrative disclosure in this proxy statement.”

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required

The non-binding approval of the compensation of the named executive officers by the stockholders requires the approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Special Meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Proxies solicited by the Board will be voted to approve the compensation of the named executive officers unless a stockholder has indicated otherwise in the proxy.

THE MICROFINANCIAL BOARD RECOMMENDS A VOTE “FOR” THE NON-BINDING, ADVISORY PROPOSAL TO APPROVE THE EXECUTIVE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast a non-binding advisory vote regarding how frequently we should seek from our stockholders a non-binding advisory vote (similar to Proposal 2 above) on executive compensation in the future. By voting on this frequency proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of our named executive officers occur every year, every two years or every three years. Stockholders may also abstain from voting on the proposal.

After consideration of this proposal, the Compensation and Benefits Committee has recommended to the Board of Directors that future advisory votes on executive compensation that occur annually would be the most appropriate policy for the Corporation at this time. Annual feedback from stockholders will provide the Compensation and Benefits Committee with direct input on its compensation philosophy, policies and practices as disclosed in the proxy statement every year and will be most useful to the Board. Therefore, the Board recommends that you vote for future advisory votes on executive compensation to occur annually. However, stockholders are not voting to approve or disapprove the Board’s recommendation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that has been selected by stockholders. This advisory vote is not binding on the Corporation or its Board of Directors. However, the Board will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation. Because this vote is advisory and not binding on the Corporation or the Board of Directors, the Board may decide that it is in the best interests of the Corporation and its stockholders to hold an advisory vote on executive compensation more or less frequently that the option considered approved by the stockholders.

THE MICROFINANCIAL BOARD RECOMMENDS A VOTE FOR A “ONE YEAR”

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Proxies received in response to this solicitation will be voted for the “ONE YEAR” option of this proposal unless otherwise specified in the proxy.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF

MICROFINANCIAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The selection of McGladrey LLP (“McGladrey”) to serve as independent auditors of MicroFinancial for the current fiscal year ending December 31, 2013, will be submitted to the stockholders of the Corporation for ratification at the Special Meeting. Although ratification is not legally required, the Corporation is submitting the appointment of McGladrey to stockholders as a matter of good corporate governance. If the ratification is not approved, then the Audit Committee of the Corporation’s Board of Directors will reconsider the appointment. Representatives of McGladrey will be present at the Special Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of the outstanding Common Stock, present in person or represented by proxy, and entitled to vote thereon at the Special Meeting when there is a quorum.

THE MICROFINANCIAL BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL

WHICH IS IDENTIFIED AS PROPOSAL 4 ON THE ENCLOSED PROXY.

Fees to Independent Registered Public Accounting Firm for Fiscal 2012 and 2011

Audit Fees.    The aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2012 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $252,198.

The aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal year ended December 31, 2011 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for that fiscal year and for services provided in connection with statutory or regulatory filings or engagements were $237,453.

Audit-Related Fees.    The aggregate fees billed for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2012 were $18,312.

The aggregate fees billed for assurance and related services reasonably related to employee benefit plan audits and not reported under the foregoing “Audit Fees” section rendered to the Corporation for the fiscal year ended December 31, 2010 were $17,338.

Tax Fees.    The aggregate fees billed for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2012 was $8,750, which includes review of the annual tax returns.

The aggregate fees billed for professional services rendered to the Corporation related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2011 was $5,000, which includes review of the annual tax returns.

All Other Fees.    There were no other fees billed by McGladrey for services rendered to the Corporation, other than the services described under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal years ended December 31, 2012 and December 31, 2011.

Approval by Audit Committee

The charter of the Audit Committee requires that the Committee approve in advance any audit or permissible non-audit engagement or relationship between the Corporation and the independent auditors. The Committee has delegated to the Chairman of the Audit Committee the authority to approve in advance all audit-related or non-audit services to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting of the Audit Committee.

OTHER MATTERS

Management does not know of any matters which will be brought before the Special Meeting other than those specified in the Notice of Special Meeting of Stockholders. However, if any other matters properly come before the Special Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

2014 STOCKHOLDER PROPOSALS

Proposals of stockholders to be included in the proxy statement and form of proxy for the Corporation’s 2014 annual meeting of stockholders must be received by December 12, 2013. Stockholders who wish to make a proposal at the aforementioned meeting of stockholders, other than one that will be included in the Corporation’s proxy materials, must notify the Corporation no later than January 11, 2014 of such a proposal. If a stockholder makes such a timely notification, the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy and such persons may exercise discretionary voting authority under circumstances consistent with the rules of the Securities and Exchange Commission. If a stockholder who wishes to present a proposal fails to notify the Corporation by January 11, 2014, the stockholder shall not be entitled to present the proposal at the meeting. Notwithstanding the failure to timely notify the Corporation, if the proposal is brought before the meeting, then the proxies solicited by the MicroFinancial Board will confer discretionary voting authority on the persons named as attorneys in the proxy.

Proposals should be mailed to Richard F. Latour, Secretary of MicroFinancial, at 16 New England Executive Park, Suite 200, Burlington, Massachusetts 01803.

FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012 that was filed with the Securities and Exchange Commission on March 29, 2013, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

MISCELLANEOUS

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, electronic communication or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

Submitted by Order of the Board of Directors,

RICHARD F. LATOUR
Secretary

Burlington, Massachusetts

April 11, 2013

SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING OF

MICROFINANCIAL INCORPORATED

Thursday, May 9, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and annual report to shareholders are available at www.microfinancial.com/proxyinfo/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach and mail in the envelope provided.  i

■	20230403000000001000 5	050913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4 AND FOR THE “1 YEAR” OPTION UNDER PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of the following directors for three-year terms.				2. Advisory vote to approve the compensation of the Corporation’s executive officers.	☐	☐	☐

				1 YEAR	2 YEARS	3 YEARS	ABSTAIN
				3. Advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐

					FOR	AGAINST	ABSTAIN
NOMINEES:				4. Ratification of the appointment by the Board of Directors of McGladrey LLP as independent registered public accounting firm of the Corporation for the year ending December 31, 2013.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Peter R. Bleyleben O Richard F. Latour

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS, FOR APPROVAL OF THE COMPENSATION OF THE CORPORATION’S EXECUTIVE OFFICERS, FOR EVERY “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:      This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐                         ¢

PROXY

MICROFINANCIAL INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

FOR THE SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING

TO BE HELD ON MAY 9, 2013, OR ANY ADJOURNMENTS THEREOF.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THEIR STOCKHOLDER(S).

The undersigned stockholder of MicroFinancial Incorporated (the “Corporation”) hereby appoints Fritz von Mering and Richard F. Latour (each a “Proxy Agent”), jointly and severally with full power of substitution to each as proxies for and on behalf of the undersigned, to attend the Special Meeting of Stockholders in Lieu of Annual Meeting of MicroFinancial Incorporated, to be held at Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts on Thursday, May 9, 2013, at 10:00 A.M., or any adjournments thereof, and to vote as directed below all stock of the Corporation which the undersigned would be entitled to vote if personally present.

By acceptance, each Proxy Agent agrees that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no direction is specified, the Proxy will be voted FOR the election of the nominees for Director for three-year terms, FOR approval of the compensation of MicroFinancial Incorporated’s executive officers, for ONE YEAR as the frequency of future advisory votes on executive compensation, and FOR the ratification of the appointment of McGladrey LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2013, each as set forth on the reverse. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies.

CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

¢	14475 ¢